Exhibit 99.1

FOR IMMEDIATE RELEASE February 4, 2015	CONTACTS:
	News Media Ruben Rodriguez	202-624-6620

	Financial Community Douglas Bonawitz	202-624-6129

WGL Holdings, Inc. Reports First Quarter Fiscal Year 2015 Financial Results;

Affirms Fiscal Year 2015 Non-GAAP Guidance and Announces 5% Dividend Increase

•	Consolidated GAAP earnings per share up — $1.28 per share vs. $0.36 per share for the same quarter of the prior year

•	Operating earnings per share up — $1.16 per share vs. $0.99 per share for the same quarter of the prior year

•	Operating earnings guidance for fiscal year 2015 — affirming a range of $2.70 per share to $2.90 per share

•	Dividend increase of $0.09 per share, or 5%, to an annualized level of $1.85 per share

Consolidated Results

WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income applicable to common stock determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended December 31, 2014, of $63.9 million, or $1.28 per share, compared to net income applicable to common stock of $18.6 million, or $0.36 per share, reported for the quarter ended December 31, 2013.

On a consolidated basis, WGL uses operating earnings (loss) to evaluate overall financial performance. Beginning in the first quarter of fiscal year 2015, we evaluate segment financial performance based on earnings before interest and taxes, as adjusted (adjusted EBIT). We believe that adjusted EBIT enhances the ability to evaluate segment performance because it excludes interest and income tax expense, which are affected by corporate-wide strategies such as capital financing and tax sharing allocations. Additionally, both operating earnings (loss) and adjusted EBIT adjust for the accounting recognition of certain transactions that are not representative of the ongoing earnings of the company. Operating earnings (loss) and adjusted EBIT are non-GAAP financial measures, which are not recognized in accordance with GAAP and should not be viewed as alternatives to GAAP measures of performance. Refer to “Reconciliation of Non-GAAP Financial Measures” attached to this news release for a detailed discussion of management’s use of these measures and for reconciliations to GAAP financial measures.

For the quarter ended December 31, 2014, operating earnings were $58.0 million, or $1.16 per share, an improvement of $6.6 million, or $0.17 per share, over operating earnings of $51.4 million, or $0.99 per share, for the same quarter of the prior fiscal year.

“Our first quarter results have given us a strong start to 2015. I am pleased to report growth in adjusted EBIT in all of our business segments in the quarter compared to the first quarter of the prior year,” said Terry D. McCallister, Chairman and Chief Executive Officer. “Results in our core regulated utility improved more than 6% over what had been a strong first quarter of 2014. The drivers of this performance were improvements in revenue which offset routine operating expense increases.”

“In addition, our Midstream Energy Services and Commercial Energy Systems segments showed robust growth as they continue to execute well on their business strategies. I am particularly pleased to see adjusted EBIT improve dramatically in our Retail Energy Marketing segment. This business is beginning to recover to more normal levels of profitability as costs for electricity in the PJM market return to expected levels.”

“Driven by these increases in segment performance, our consolidated per share operating earnings for the quarter improved 17% over 2014. As a result, we now expect operating earnings to finish the year in the high end of our previously announced range of $2.70 to $2.90 per share.”

“Additionally, our board of directors has approved a nine-cent increase in our dividend to an annual rate of $1.85 per share. This increase is consistent with our previously announced goal of targeting a 5% dividend growth rate, and reflects our continued confidence in our ability to achieve our strategic goals. This increase marks the 39th year of consecutive dividend increases and the 164th year that we have paid a dividend.”

First Quarter Results by Business Segment

Regulated Utility

For the quarter ended December 31, 2014, the regulated utility segment reported adjusted EBIT of $96.6 million, an increase of $5.7 million over adjusted EBIT of $90.9 million for the same quarter of the prior fiscal year. The improvement in adjusted EBIT reflects higher revenues from: (i) customer growth; (ii) new base rates in Maryland; (iii) realized margins associated with our asset optimization program; (iv) rate recovery related to our accelerated pipe replacement programs; and (v) lower employee benefit costs. Partially offsetting these favorable variances were higher operating expenses due to labor and employee incentive costs and the growth in our utility plant.

Retail Energy-Marketing

For the quarter ended December 31, 2014, the retail energy-marketing segment reported adjusted EBIT of $9.0 million, an increase of $7.6 million over adjusted EBIT of $1.4 million for the same quarter of the prior fiscal year. This improvement in adjusted EBIT primarily reflects higher electricity margins due to lower capacity and ancillary service charges from the regional power grid operator (PJM). Partially offsetting this favorable variance were lower natural gas margins.

Commercial Energy Systems

For the quarter ended December 31, 2014, the commercial energy systems segment reported adjusted EBIT of $1.2 million, an increase of $1.2 million over adjusted EBIT for the same quarter of the prior fiscal year. The improvement in adjusted EBIT reflects the growth in distributed generation assets in service and producing income, as well as increases in the federal contracting and investment solar businesses.

Midstream Energy Services

For the quarter ended December 31, 2014, the midstream energy services segment reported adjusted EBIT of $2.6 million, an increase of $0.8 million over adjusted EBIT of $1.8 million for the same period of the prior fiscal year. The improvement in adjusted EBIT reflects favorable storage spreads.

Interest Expense

For the quarter ended December 31, 2014, interest expense was $12.3 million, an increase of $3.3 million over interest expense of $9.0 million for the same period of the prior fiscal year. This comparison reflects the issuance of long-term debt for both WGL and Washington Gas.

Earnings Outlook

We are affirming our consolidated non-GAAP operating earnings estimate for fiscal year 2015 in a range of $2.70 per share to $2.90 per share. In providing fiscal year 2015 earnings guidance, management is aware that there could be differences between what is reported GAAP earnings and estimated operating earnings for matters such as, but not limited to, unrealized mark-to-market positions for our energy-related derivatives. At this time, WGL management is not able to reasonably estimate the aggregate impact of these items on reported earnings and therefore is not able to provide a corresponding GAAP equivalent for its operating earnings guidance.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to WGL’s website, www.wgl.com.

Other Information

We will hold a conference call at 10:30 a.m., Eastern Time on February 5, 2015, to discuss our first quarter fiscal year 2015 financial results. The live conference call will be available to the public via a link located on WGL’s website, www.wgl.com. To hear the live webcast, click on “Investor Relations” then “Events & Webcasts.” The webcast and related slides will be archived on WGL’s website through March 6, 2015.

Headquartered in Washington, D.C., WGL is a leading source for clean, efficient and diverse energy solutions. With activities in 32 states and the District of Columbia, our operating units consist of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL Energy is an operating unit that delivers a full ecosystem of energy offerings including natural gas, electricity, green power, carbon reduction, distributed generation and energy efficiency provided by WGL Energy Services, Inc. (formerly Washington Gas Energy Services, Inc.) and WGL Energy Systems, Inc. (formerly Washington Gas Energy Systems, Inc.). WGL provides options for natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all of our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at www.wgl.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of non-GAAP financial measures.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)	December 31, 2014	September 30, 2014
ASSETS
Property, Plant and Equipment
At original cost	$4,658,194	$4,582,764
Accumulated depreciation and amortization	(1,258,762)	(1,268,319)
Net property, plant and equipment	3,399,432	3,314,445
Current Assets
Cash and cash equivalents	7,390	8,811
Accounts receivable, net	524,559	298,978
Storage gas	296,911	333,602
Derivatives and other	199,302	194,124
Total current assets	1,028,162	835,515
Deferred Charges and Other Assets	720,498	706,539
Total Assets	$5,148,092	$4,856,499
CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,242,650	$1,246,576
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	975,611	679,228
Total capitalization	2,246,434	1,953,977
Current Liabilities
Notes payable and current maturities of long-term debt	370,000	473,500
Accounts payable and other accrued liabilities	336,352	313,221
Derivatives and other	326,477	233,564
Total current liabilities	1,032,829	1,020,285
Deferred Credits	1,868,829	1,882,237
Total Capitalization and Liabilities	$5,148,092	$4,856,499

WGL Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,
(In thousands, except per share data)	2014	2013
OPERATING REVENUES
Utility	$381,712	$386,541
Non-utility	367,525	293,756
Total Operating Revenues	749,237	680,297
OPERATING EXPENSES
Utility cost of gas	129,704	186,881
Non-utility cost of energy-related sales	336,568	305,351
Operation and maintenance	92,380	88,142
Depreciation and amortization	29,360	26,590
General taxes and other assessments	39,383	40,621
Total Operating Expenses	627,395	647,585
OPERATING INCOME	121,842	32,712
Equity in earnings of unconsolidated affiliates	1,144	490
Other income (expenses) — net	(4,355)	219
Interest expense	12,310	8,992
INCOME BEFORE TAXES	106,321	24,429
INCOME TAX EXPENSE	42,103	5,470
NET INCOME	64,218	18,959
Dividends on Washington Gas Light Company preferred stock	330	330
NET INCOME APPLICABLE TO COMMON STOCK	$63,888	$18,629
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	49,946	51,816
Diluted	50,091	51,827
EARNINGS PER AVERAGE COMMON SHARE
Basic	$1.28	$0.36
Diluted	$1.28	$0.36

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics

(Unaudited)

FINANCIAL STATISTICS

	Twelve Months Ended December 31,
	2014	2013
Closing Market Price — end of period	$54.62	$40.06
52-Week Market Price Range	$56.79-$35.35	$46.96-$37.96
Price Earnings Ratio	18.5	44.5
Annualized Dividends Per Share	$1.76	$1.68
Dividend Yield	3.2%	4.2%
Return on Average Common Equity	12.0%	3.6%
Total Interest Coverage (times)	6.8	2.7
Book Value Per Share — end of period	$25.00	$24.55
Common Shares Outstanding — end of period (thousands)	49,709	51,842

UTILITY GAS STATISTICS

	Three Months Ended December 31,				Twelve Months Ended December 31,
(In thousands)	2014		2013		2014		2013
Operating Revenues
Gas Sold and Delivered
Residential — Firm	$243,734		$244,921		$889,891		$763,742
Commercial and Industrial — Firm	56,418		60,218		209,987		183,404
Commercial and Industrial — Interruptible	718		521		2,464		2,755
Electric Generation	275		275		1,100		1,100
	301,145		305,935		1,103,442		951,001
Gas Delivered for Others
Firm	56,121		56,222		198,978		179,510
Interruptible	13,736		13,025		60,040		50,062
Electric Generation	132		114		534		589
	69,989		69,361		259,552		230,161
	371,134		375,296		1,362,994		1,181,162
Other	10,578		11,245		49,128		32,170
Total	$381,712		$386,541		$1,412,122		$1,213,332

	Three Months Ended December 31,				Twelve Months Ended December 31,
(In thousands of therms)	2014		2013		2014		2013
Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	217,059		226,067		729,955		677,000
Commercial and Industrial — Firm	59,178		63,171		196,160		188,698
Commercial and Industrial — Interruptible	1,055		562		2,686		2,756
	277,292		289,800		928,801		868,454
Gas Delivered for Others
Firm	160,006		158,642		536,867		496,364
Interruptible	77,659		77,697		267,668		272,543
Electric Generation	26,255		37,118		133,540		163,434
	263,920		273,457		938,075		932,341
Total	541,212		563,257		1,866,876		1,800,795

WGL ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	201,084		210,566		708,607		702,148
Number of Customers (end of period)	153,400		168,000		153,400		168,000
Electricity Sales
Electricity Sales (thousands of kWhs)	2,668,531		2,828,393		11,532,505		12,157,695
Number of Accounts (end of period)	156,600		189,000		156,600		189,000

UTILITY GAS PURCHASED EXPENSE
(excluding asset optimization)	56.18	¢	56.35	¢	67.90	¢	55.20	¢

HEATING DEGREE DAYS
Actual	1,255		1,394		3,972		3,854
Normal	1,343		1,344		3,750		3,771
Percent Colder (Warmer) than Normal	(6.6)%		3.7%		5.9%		2.2%
Average Active Customer Meters	1,123,272		1,111,138		1,120,257		1,107,901

WGL HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

The tables below reconcile operating earnings (loss) to GAAP net income (loss) applicable to common stock on a consolidated basis and adjusted EBIT on a segment basis to GAAP net income (loss) applicable to common stock. Management believes operating earnings (loss) and adjusted EBIT provide a more meaningful representation of our earnings from ongoing operations on a consolidated and segment basis, respectively. These measures facilitate analysis by providing consistent and comparable measures to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use these non-GAAP measures to report to the board of directors and to evaluate management’s performance.

To derive our non-GAAP measures, we adjust for the accounting recognition of certain transactions (non-GAAP adjustments) based on at least one of the following criteria:

•	To better match the accounting recognition of transactions with their economics;

•	To better align with regulatory view/recognition;

•	Significant out of period adjustments;

•	Other significant items that may obscure historical earnings comparisons and are not indicative of performance trends; and

•	For adjusted EBIT, other items which may obscure segment comparisons.

There are limits in using operating earnings (loss) and adjusted EBIT to analyze our consolidated and segment results, respectively, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using operating earnings (loss) and adjusted EBIT to analyze our results may have limited value as they exclude certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to the most directly comparable GAAP financial measures.

The following table summarizes the reconciliation of adjusted EBIT by segment to its most comparable GAAP financial measure, income before income taxes:

	Three Months Ended December 31,
(In thousands)	2014	2013
Adjusted EBIT:
Regulated utility	$96,556	$90,855
Retail energy-marketing	8,955	1,358
Commercial energy systems	1,168	(23)
Midstream energy services	2,566	1,840
Other activities*	(1,474)	(1,910)
Eliminations	(32)	144
Total	107,739	92,264
Non-GAAP adjustments(1)	10,892	(58,843)
Interest expense	12,310	8,992
Income before income taxes	106,321	24,429
Income tax expense	42,103	5,470
Dividends on Washington Gas preferred stock	330	330
Net income applicable to common stock	$63,888	$18,629

*	Activities and transactions that are not significant enough on a stand-alone basis to warrant treatment as an operating segment and that do not fit into one of our four operating segments.

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

The following tables represent the reconciliation of operating earnings to its most comparable GAAP financial measure, net income applicable to common stock (consolidated by quarter):

Fiscal Year 2015
	Quarterly Period Ended
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings	$58,004				$58,004
Non-GAAP adjustments(1)	10,892				10,892
Income tax benefit on non-GAAP adjustments	(5,008)				(5,008)
Net income applicable to common stock	$63,888				$63,888
Diluted average common shares outstanding	50,091				50,091
Operating earnings per share	$1.16				$1.16
Per share effect of non-GAAP adjustments	0.12				0.12
Diluted earnings per average common share	$1.28				$1.28

Fiscal Year 2014
	Quarterly Period Ended
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings	$51,398				$51,398
Non-GAAP adjustments(1)	(58,843)				(58,843)
Income tax expense on non-GAAP adjustments	22,453				22,453
Regulatory asset - tax effect Medicare Part D**	3,621				3,621
Net income applicable to common stock	$18,629				$18,629
Diluted average common shares outstanding	51,827				51,827
Operating earnings per share	$0.99				$0.99
Per share effect of non-GAAP adjustments	(0.63)				(0.63)
Diluted earnings per average common share	$0.36				$0.36

**

In March 2010, the Patient Protection and Affordable Care Act (PPACA) eliminated future Medicare Part D (Med D) tax benefits for Washington Gas’ tax years beginning after September 30, 2013. On March 30, 2012, based on positions taken by the Public Service Commission of Maryland (PSC of MD) in Washington Gas’ rate case, Washington Gas determined that it is not probable that the PSC of MD would permit recovery of this asset. Therefore, the Maryland portion of the regulatory asset related to the Med D benefit was charged to tax expense. In November of 2013, the PSC of MD issued an order authorizing Washington Gas to establish a regulatory asset and amortize the costs related to the change in tax treatment of Med D.

WGL HOLDINGS, INC.

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(1)

The following are non-GAAP adjustments, by operating segment as well as a reconciliation of adjusted EBIT to EBIT. EBIT is defined as earnings before interest and taxes from continuing operations. Items we do not include in EBIT are interest expense, dividends on Washington Gas preferred stock, and income taxes.

Three Months Ended December 31, 2014
(In thousands)	Regulated Utility	Retail-Energy Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Intersegment Eliminations	Total
Adjusted EBIT	$96,556	$8,955	$1,168	$2,566	$(1,474)	$(32)	$107,739
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	25,077	(24,850)	—	8,329	—	—	8,556
Storage optimization program(b)	(4,180)	—	—	—	—	—	(4,180)
DC weather impact(c)	(2,826)	—	—	—	—	—	(2,826)
Distributed generation asset related investment tax credits(d)	—	—	(909)	—	—	—	(909)
Change in measured value of inventory(e)	—	—	—	15,876	—	—	15,876
Investment impairment(f)	—	—	—	—	(5,625)	—	(5,625)
Total non-GAAP adjustments	$18,071	$(24,850)	$(909)	$24,205	$(5,625)	$—	$10,892
EBIT	$114,627	$(15,895)	$259	$26,771	$(7,099)	$(32)	$118,631

Three Months Ended December 31, 2013
(In thousands)	Regulated Utility	Retail-Energy Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Intersegment Eliminations	Total
Adjusted EBIT	$90,855	$1,358	$(23)	$1,840	$(1,910)	$144	$92,264
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	(26,131)	3,932	—	(22,561)	—	—	(44,760)
Storage optimization program(b)	1,861	—	—	—	—	—	1,861
DC weather impact(c)	(850)	—	—	—	—	—	(850)
Distributed generation asset related investment tax credits(d)	—	—	(573)	—	—	—	(573)
Change in measured value of inventory(e)	—	—	—	(13,488)	—	—	(13,488)
Competitive service provider imbalance cash settlement(g)	488	—	—	—	—	—	488
Incremental professional services fees(h)	—	—	—	—	(751)	—	(751)
Impairment loss on Springfield Operations Center(i)	(770)	—	—	—	—	—	(770)
Total non-GAAP adjustments	$(25,402)	$3,932	$(573)	$(36,049)	$(751)	$—	$(58,843)
EBIT	$65,453	$5,290	$(596)	$(34,209)	$(2,661)	$144	$33,421

Footnotes:

(a)	Adjustments to eliminate unrealized mark-to-market gains (losses) for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives for the long-term purchase of natural gas for the midstream energy services segment. With the exception of certain transactions related to the optimization of system capacity assets as discussed below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP results, as we are only removing interim unrealized mark-to-market amounts.
(b)	Adjustments to shift the timing of storage optimization margins for the regulated utility segment from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(c)	Eliminates the estimated financial effects of warm or cold weather in the District of Columbia, as measured consistent with our regulatory tariff. For fiscal year 2015, Washington Gas did not enter into weather protection products due to the pricing environment. Washington Gas has regulatory weather protection mechanisms in Maryland and Virginia designed to neutralize the estimated financial effects of weather. Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.
(d)	To reclassify the amortization of deferred investment tax credits from income taxes to operating income for the Commercial Energy Systems segment. These credits are a key component of the operating success of this segment and therefore are included within adjusted EBIT to help management and investors better assess its performance.

WGL HOLDINGS, INC.

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(e)	For our Midstream Energy Services segment, adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses. Adjusting our storage optimization inventory in this fashion better aligns the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies.
(f)	Represents an impairment of an equity investment in a solar holding company, accounted for at cost, which occurred in the first quarter of fiscal year 2015. We do not believe this impairment charge is indicative of our historical or future performance trends.
(g)	Represents amounts collected by the regulated utility segment in relation to the refund to customers ordered by the PSC of MD in September 2011 associated with a cash settlement of gas imbalances with competitive service providers.
(h)	These costs include incremental legal and consulting costs in connection with business development activities. These costs are unpredictable and may vary greatly with each opportunity. Management believes that excluding these costs allows management and investors to better compare, analyze and forecast the performance of our revenue generating opportunities.
(i)	During the first quarter of fiscal year 2014, Washington Gas recorded an impairment charge related to its Springfield Operations Center. Non-GAAP earnings have been adjusted to reflect a comparable measure in analyzing period-to-period comparisons.